Exhibit 5.14
Norwest Corporation
Consent
TO: United States Securities and Exchange Commission
Re: Ivanhoe Mines Ltd. (“Ivanhoe”) Registration Statement on Form F-10.
Dear Sirs:
1.	On October 21, 2009, Ivanhoe filed with Canadian regulatory authorities the technical report entitled “Technical Report: Coal Geology, Resources and Reserves Ovoot Tolgoi: A Production Property — Omnogovi Aimag, Mongolia” dated October 21, 2009 (the “Technical Report”) prepared by us for SouthGobi Energy Resources Ltd., in respect of its activities at its Ovoot Tolgoi Project in Mongolia;

2.	on March 31, 2010, Ivanhoe filed with Canadian regulatory authorities an Annual Information Form for the year-ended December 31, 2009, dated May 31, 2010 (the “AIF”) which contained extracts from and references to the Technical Report; and

3.	we have read the Short Form Prospectus (the “Prospectus”) and the U.S. Registration Statement on Form F-10 (the “Registration Statement”) of Ivanhoe, relating to a rights offering, dated December 16, 2010.
We do hereby consent to the use of our name in the AIF and to the incorporation by reference of the AIF into each of the Prospectus and Registration Statement.
Dated this 16th day of December, 2010.
“ORIGINAL SIGNED AND SEALED BY AUTHOR”

Alister Horn / Norwest Corporation